BRITISH COLUMBIA

NUMBER: **C-570474**

CERTIFICATE
OF
CONTINUATION

COMPANY ACT

I Hereby Certify *that* **TOTEM MINING CORPORATION** , which was incorporated under the laws of Canada, and duly registered as an extraprovincial company under the laws of British Columbia under certificate number A-28414, has this day been granted a Certificate of Continuation under the *Company Act*.

Issued *under my hand at Victoria, British Columbia*
on August 20, 1998

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA